Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 10, 2005		(973) 802-7779

PRUDENTIAL FINANCIAL, INC. ANNOUNCES PRICING OF $2.0 BILLION

OFFERING OF CONVERTIBLE DEBT

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that it has priced a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended, of $2.0 billion aggregate principal amount of convertible senior notes due 2035. The initial purchaser also has an option to purchase an additional $100 million aggregate principal amount of the convertible notes solely to cover its overallotments. The sale of the convertible notes is expected to close on November 16, 2005, subject to customary closing conditions.

Prudential Financial will pay interest on the convertible notes at an annual rate equal to 3-month LIBOR, reset quarterly, minus 2.76% until maturity on November 15, 2035, subject to earlier repurchase, redemption or conversion. The convertible notes will have an initial conversion rate of 11.1111 shares of Prudential Financial’s Common Stock per $1,000 principal amount of convertible notes, representing an initial conversion price of $90.00, which is a premium of 21.42% over the closing Common Stock price of $74.12 per share on November 9, 2005.

Prudential Financial will settle each $1,000 principal amount of convertible notes surrendered for conversion by delivering cash and shares of Common Stock, if any, equal to the sum of the daily settlement amounts for each of the ten trading days during the related observation period. The daily settlement amount for each of the ten trading days of the observation period will consist of: (1) an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day, and (2) to the extent such daily conversion value exceeds $100, a number of shares of Common Stock equal to (A) the difference between such daily conversion value and $100 divided by (B) the Common Stock price for such day.

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Prudential Financial may redeem all or some of the convertible notes for cash at any time after May 20, 2007 at 100% of their principal amount plus accrued interest, if any, to but not including the redemption date. The holders of the convertible notes may require Prudential Financial to repurchase the convertible notes for cash on the 18-month and 5-, 10-, 15-, 20- and 25-year anniversaries of the date of issuance at the par amount plus accrued interest, if any.

In connection with the offering, Prudential Financial anticipates repurchasing under its existing share repurchase authorization up to approximately $210 million of its Common Stock with a portion of the net offering proceeds. Prudential Financial anticipates that substantially all of those repurchases will be from purchasers of the convertible notes. Prudential Financial expects to use substantially all of the remaining net offering proceeds to purchase an investment grade fixed income investment portfolio. Any net offering proceeds not used for the foregoing purposes will be used, and any net offering proceeds initially used to purchase an investment portfolio may in the future be used, for general corporate purposes.

The offering is being made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act.

This announcement is neither an offer to sell nor the solicitation of an offer to buy the convertible notes or the shares issuable upon conversion of the convertible notes and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Neither the convertible notes nor the shares of Common Stock issuable upon conversion of the convertible notes have been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Certain of the statements included in this release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential

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Financial and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance of financial markets and interest rate fluctuations; (2) domestic or international military or terrorist activities or conflicts; (3) volatility in the securities markets; (4) fluctuations in foreign currency exchange rates and foreign securities markets; (5) regulatory or legislative changes, including changes in tax law; (6) changes in statutory or U.S. GAAP accounting principles, practices or policies; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates, or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) reestimates of our reserves for future policy benefits and claims; (9) changes in our assumptions related to deferred policy acquisitions costs; (10) events resulting in catastrophic loss of life; (11) investment losses and defaults; (12) changes in our claims-paying or credit ratings; (13) competition in our product lines and for personnel; (14) economic, political, currency and other risks relating to our international operations; (15) Prudential Financial’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (16) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business; (17) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities; and (18) the effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions. Prudential Financial does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

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Prudential Financial companies, with approximately $522 billion in total assets under management as of September 30, 2005, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.